Exhibit 10.2

FINANCIAL INDUSTRY REGULATORY AUTHORITY

LETTER OF ACCEPTANCE, WAIVER AND CONSENT

NO. 2007011164502

TO:	Department of Enforcement Financial Industry Regulatory Authority (“FINRA”)

RE:	Morgan Keegan & Company, Inc., Respondent Member Firm CRD No. 4161

Pursuant to FINRA Rule 9216 of FINRA’s Code of Procedure, Morgan Keegan & Company, Inc. (“Morgan Keegan” or the “Firm”) submits this Letter of Acceptance, Waiver and Consent (“AWC”) for the purpose of proposing a settlement of the alleged rule violations described below. This AWC is submitted on the condition that, if accepted, FINRA will not bring any future actions against Morgan Keegan alleging violations based on the same factual findings described herein.

I.

ACCEPTANCE AND CONSENT

A.

Morgan Keegan hereby accepts and consents, without admitting or denying the findings, and solely for the purposes of this proceeding and any other proceeding brought by or on behalf of FINRA, or to which FINRA is a party, prior to a hearing and without an adjudication of any issue of law or fact, to the entry of the following findings by FINRA:

BACKGROUND

Morgan Keegan, with principal offices in Memphis, Tennessee is a regional broker-dealer that has been registered with FINRA and the Securities and Exchange Commission since 1969. Morgan Keegan is a wholly owned subsidiary of Regions Financial Corporation, a financial holding company headquartered in Birmingham, Alabama. With over 2,800 registered representatives and 320 branch offices in 20 states, primarily in the Southeast United States, Morgan Keegan offers products and services including mutual funds, securities brokerage, asset management, financial planning, securities underwriting, and sales and trading. Morgan Keegan has no relevant disciplinary history.

OVERVIEW

During the period January 1, 2006 through September 30, 2007 (the relevant period), member firm Morgan Keegan & Company, Inc. marketed and sold to retail investors the Regions Morgan Keegan Select Intermediate Bond Fund (the “Intermediate Fund”), which was invested predominantly in structured products.

During all or part of the relevant period, sales materials for the Intermediate Fund contained exaggerated claims, failed to provide a sound basis for evaluating the facts regarding the Intermediate Fund, were not fair and balanced, and did not adequately disclose the impact of market conditions in the summer of 2007 that caused substantial losses to the value of the Intermediate Fund. The firm’s supervision of the preparation and the review of the Intermediate Fund’s sales materials and internal guidance were not reasonably designed to achieve compliance with NASD rules.

The Intermediate Fund was marketed as a relatively safe, investment grade fixed income mutual fund investment. It ultimately suffered risks far different from the risks certain investors expected in an investment grade fixed income bond fund, such as the risks associated with the fund’s investments in lower investment grade tranches of asset-backed and mortgage-backed securities and the risks associated with the portfolio manager’s strategy. Those investments later led to a substantial decline in value of the fund. During the relevant period those risks were not explicitly reflected in the sales materials or internal guidance described below. Certain sales materials for the Intermediate Fund also failed to provide a sound basis to evaluate the fund’s objectives, diversification, and other information regarding the fund.

The Intermediate Fund invested predominantly in structured products, including mezzanine and subordinated tranches of structured securities (including sub-prime products), to achieve greater returns. In 2007, serious turmoil in the asset-backed securities market impacted the fund. Nevertheless, Morgan Keegan allowed the use of sales material for the Intermediate Fund that did not adequately disclose these difficulties to customers or that a portion of the fund portfolio was adversely affected by then-current economic conditions.

By using certain sales materials that contained exaggerated claims which caused the Intermediate Fund sales materials not to be fair and balanced, and that failed to provide investors with a sound basis for evaluating the fund, Morgan Keegan violated NASD Rules 2210 (Communications with the Public) and 2110 (Just and Equitable Principles). By failing to establish, maintain and enforce a system, including written supervisory procedures, reasonably designed to achieve compliance with NASD’s advertising rules, Morgan Keegan violated NASD Rules 3010 (Supervision) and 2110.

Morgan Keegan performed due diligence and provided research, investment advice, and performance updates regarding the Intermediate Fund, some of which portrayed the fund as a safer investment than it was. By failing to establish, maintain and enforce a system, including written supervisory procedures, reasonably designed to ensure that its internal guidance provided a sound basis for evaluating the facts regarding the Intermediate Fund, and did not contain exaggerated claims regarding the Intermediate Fund, Morgan Keegan also violated NASD Rules 3010 and 2110.

FACTS AND VIOLATIVE CONDUCT

I.	The Intermediate Fund Held Out-of-Favor Investments

Morgan Keegan sold to retail investors the Intermediate Fund, advised by Morgan Asset Management (MAM), an investment adviser affiliate of Morgan Keegan. MAM’s senior portfolio manager selected the investments for the portfolio.

As a portfolio manager who created “unique” products, he primarily invested in out-of-favor bonds that he believed were undervalued and would generate above average yields. From the outset, the Intermediate Fund was intended to be of low correlation to conventional indices — that is, to behave differently than broad-based fixed income indices — and provide a steady stream of above-market income to investors. Although the portfolio invested in conventional corporate debt instruments or equity products, the majority of the portfolio was invested in asset-backed securities or structured products (that is, securities backed by specific collateral, such as mortgages).

Certain mortgage-backed securities began to experience serious turmoil in early 2007, most notably in the sub-prime home equity arena, which negatively affected the Intermediate Fund.

II.	Morgan Keegan’s Intermediate Fund Sales Materials Were Not Fair and Balanced and Portrayed the Fund as Relatively Low Risk

A.	The Intermediate Fund Was a Contrarian Fund

From the outset, the Intermediate Fund sought “a high level of income” and “capital growth as a secondary objective when consistent with the Fund’s primary objective.” It outperformed almost all other intermediate bond funds by pursuing a “contrarian” and “unique” strategy of investing heavily in asset- and mortgage-backed securities — with a focus upon subordinate tranches of structured deals — and little in government securities. As a result, it was a low correlation fund vis-à-vis its benchmark, the Lehman Brothers Intermediate U.S. Aggregate Index. As a Morningstar analyst observed, the Intermediate Fund held nearly 60% of assets rated in the three lowest investment grade categories, “about three times the [intermediate-term bond] category average.”

However, as Morgan Keegan’s due diligence analyst observed in 2007 in a never-issued report, the fund’s “specialization in less traditional sectors” put the fund “at risk of periodic underperformance when these areas are out of favor.” As the Director of the Investments Department stated in an internal May 15, 2007 e-mail:

The [Intermediate Fund] has a huge underweight in Govt bonds, a large overweight in asset-backed securities and an overweight in Corp bonds. Again, these differences result in lower correlation, higher tracking error and most importantly, far different risks than the broad market and than what most investors would expect from their fixed income portfolio… As a result of the non-traditional exposures, [the fund] simply does not act like a traditional bond fund… Clearly [the fund] acts differently than the market, but the magnitude of that difference is comparatively large. Again, this is all a result of the holdings within the fund… [T]here are some risk exposures with this fund that are just different than more traditional bond funds. In addition, this fund has a fair amount of liquidity risk…

The Intermediate Fund, which could only be purchased or held in a Morgan Keegan account, invested significantly in certain asset backed securities.

1.

The Intermediate Fund invested predominantly in asset-backed securities (including certificate-backed obligations (CBOs) and collateralized debt obligations (CDOs)) and mortgage-backed securities (including collateralized mortgage obligations (CMOs)). As of January 1, 2006, over 58 percent of fund assets were invested in asset-backed and mortgage-backed securities. In March 2007, when adverse market conditions began to affect the fund, over 54 percent of the portfolio was invested in asset-backed and mortgage-backed securities.

2.

The fund invested in the mezzanine and subordinated tranches of structured securities. The lower tranches of structured products, such as CBOs, CDOs and CMOs, represent lower degrees of credit quality and pay higher interest rates to compensate for the attendant risks. The market for such securities may be less liquid than is the case for traditional fixed-income securities. As of June 30, 2007, 51 percent of the fund’s assets lacked readily ascertainable market values.

3.

Some of the CDOs the Intermediate Fund invested in were subprime products, including securities backed by mortgage loans to borrowers with poor credit. In March 2007, when market conditions began to affect the fund, 13.5 percent of the Intermediate Fund portfolio’s assets were invested in subprime products.

B.	The Intermediate Fund Sales Materials Were Not Fair and Balanced and Portrayed the Fund as Relatively Safe

To sell the Intermediate Fund, Morgan Keegan distributed certain written materials to investors that conveyed that the fund was relatively safe, but did not disclose certain risks. The firm prepared and made available its own materials (e.g., Preferred Fund Profiles) in addition to distributing materials prepared by MAM (e.g., glossies).

Not all of the Intermediate Fund glossies and profiles issued and in effect during the relevant period were fair and balanced because they did not adequately disclose the risks associated with investing in subordinated tranches of structured products and the quantity held by the Intermediate Fund.

i.	The Glossies Failed to Convey Effectively the Intermediate Fund’s Objectives, Diversification and Risks

During the relevant period, Morgan Keegan distributed to retail customers sales material regarding the Intermediate Fund internally referred to as advertising “glossies.” The glossies were provided in hard copy to brokers to distribute to customers and publicly available on MAM’s website, mkfunds.com.

The glossies conveyed that the fund was a relatively safe, diversified investment appropriate for investors seeking both capital preservation and income and failed to provide certain information about the nature of the investments or adequately disclose certain risks.

First, the Intermediate Fund prospectuses stated that the fund’s “primary objective” is “a high level income” with a secondary goal of “capital growth” only “when consistent with the fund’s primary objective.” By contrast, the glossies indicated that the fund should be considered by investors seeking “capital preservation and income.”

“Capital preservation” involves a significantly less aggressive strategy than “capital growth.” By representing that the fund was appropriate for investors seeking “capital preservation and income” when the fund’s stated objectives were primarily a “high level of income” with a secondary objective of “capital growth,” the glossies contained exaggerated statements regarding the objectives of the fund.

Second, the glossies used during the relevant period highlighted the benefits of diversification and stated that the risks associated with the fund were reduced because it maintained a diversified portfolio.

The Intermediate Fund was not as diversified in terms of asset classes as some of the glossies portrayed. The glossies for the Intermediate Fund Morgan Keegan used during the relevant period contained pie charts depicting investments in 10–13 different asset classes, including CMOs, CDOs, CLOs, and variants thereof.

However, contemporaneous fund materials, such as quarterly updates prepared by the fund manager, depicted the Intermediate Fund as having only 5–6 asset classes with the majority of exposure to two categories that shared many of the same risks: asset backed securities and CMOs.

Had the glossies adequately disclosed the Intermediate Fund’s holdings in two closely related asset classes, they may have alerted investors that the fund was not as diversified as to asset class and might suffer outsized decline under certain economic conditions.

ii.	The Preferred Fund Profiles Failed to Provide a Sound Basis for Evaluating the Facts About The Intermediate Fund

During the relevant period, Wealth Management Services (“WMS”), a division of Morgan Keegan, prepared and made available to brokers quarterly “Preferred Fund Profiles” describing the Intermediate Fund and providing financial information as of the end of the previous quarter.

Morgan Keegan approved the profiles for use with customers. Morgan Keegan described them as “Compliance Approved profiles [that] are excellent overviews to accompany proposals or to provide educational information on all funds on the Best Ideas List.” Regardless of internal approval, none of the relevant profiles for the Intermediate Fund were submitted to FINRA for review, as required by NASD Rule 2210(c)(2).

At the top of the first page, directly beneath the name of the Intermediate Fund and in large type, each profile included a subheading providing a short characterization of the fund.

Each profile also provided a narrative section titled “Investment Philosophy,” which described the investment philosophy of the Intermediate Fund.

a.	The 2006 Intermediate Fund Profiles

Profiles for the Intermediate Fund issued quarterly through calendar year 2006 described the Intermediate Fund in a subheading simply as “Taxable Fixed Income” and otherwise failed to provide adequate risk disclosure about the nature of the fund.

For example, these profiles did not specifically state that the Intermediate Fund invested in subordinated tranches of structured deals.

The Investment Philosophy section of these profiles recommended that the Intermediate Fund “is best used as a core plus in a diversified fixed income portfolio.” The term “core plus” is nowhere defined or otherwise explained in the profile.

Certain relevant facts that were not included in the 2006 profiles for the Intermediate Fund were included in one profile amended in the fourth quarter of 2006 (performance data as of September 30, 2006). Although only in use for part of the fourth quarter, this profile for the Intermediate Fund disclosed information not included in both previous and subsequent profiles:

1.

The Investment Philosophy section revealed that “Issues included in the portfolio are generally the inferior tranches in structured deals.” As a consequence, “They trade at large discounts due to a lack of demand and liquidity.”

2.	The Investment Philosophy section recommended that “Due to the fund’s investment style and its similarities to non-traditional fixed income strategies it is best used as a low correlation fund.”

Neither term “non-traditional” or “low correlation” was defined in the profile.

b.	The 2007 Intermediate Fund Profiles

Morgan Keegan changed the subheading describing the Intermediate Fund from “Enhanced Low Correlation Fixed Income” to “Intermediate Gov’t/Corp. Bond” in early 2007. This subheading was exaggerated because at the time the change was made, less than four percent of the Intermediate Fund’s investments were in government bonds or agency bonds.

The Investment Philosophy section returned to language that appeared in the earlier versions of 2006 profiles and no longer stated that the Intermediate Fund invested in “inferior” tranches of structured deals or that such investments suffer from a “lack of demand and liquidity.”

The 2007 profiles for the Intermediate Fund also returned to the prior language contained in the earlier versions of the 2006 profiles: “The strategy is best used as a core plus in a diversified fixed income portfolio.”

III.	Morgan Keegan’s Advertising and Sales Literature Failed to Disclose the Impact of Market Conditions on the Intermediate Fund

Beginning in early 2007, there was turmoil in the mortgage-backed securities market, most notably in the sub-prime home equity arena, which impacted the Intermediate Fund. Over the following months, portfolio values substantially declined as the market turmoil spread to other types of mortgage-related securities, including all structured finance products, and finally to corporate debt.

Morgan Keegan was aware in early 2007 that the Intermediate Fund was experiencing difficulties related to the holdings in the fund. In conference calls in February and March 2007, the portfolio manager told some Morgan Keegan brokers that the fund had invested in the subprime market and that net asset values were probably going to be hurt. By early April 2007, the portfolio manager reported that stress in the market had spread to other areas, and that he was “concern[ed] and alarm[ed]” about the fund’s net asset values. In mid-July 2007, he acknowledged that “it has been a rough couple of months here with the funds,” and warned that “anything that is in structured finance region is now in a real credit vacuum.”

The firm did not disclose adequately to retail investors these effects in its advertising and sales literature for the Intermediate Fund.

IV.	Morgan Keegan Provided Incomplete Internal Guidance Regarding the Intermediate Fund

In addition to the sales materials for the Intermediate Fund made available to the sales force for distribution to customers, Morgan Keegan provided incomplete internal guidance regarding the

Intermediate Fund.

WMS was a resource available to the brokers in selecting investments for clients, allocating assets, and constructing portfolio models. Although WMS viewed the brokers as its clients and did not sell securities directly to customers, it created the Preferred Fund Profiles for use with customers and was available to assist the brokers with investment planning, asset allocation, and traditional and alternative investment recommendations, as well as ongoing performance monitoring.

WMS performed due diligence on traditional and alternative mutual funds and managers, and maintained a list of select mutual funds and alternative investment products which was available to the firm’s brokers. Morgan Keegan’s website stated to investors that the firm subjected recommended mutual funds to “one of the most detailed, thorough and exhaustive due diligence processes in the industry,” which “goes beyond [analysis of past performance data] to look deep inside not only the funds, but the fund companies and managers who offer them.” WMS recommended the Intermediate Fund through its Select List of Investments through mid-2007, during which time it covered the fund.

Notwithstanding its statement that it would conduct rigorous due diligence and provide fulsome and timely disclosure regarding funds it covered, WMS distributed certain information and recommendations to brokers that failed to provide a sound basis to evaluate the facts about the Intermediate Fund or explain the effect of market conditions on the fund in 2007.

A.	WMS’s Classification of the Intermediate Fund on its Recommended Lists Failed to Convey Effectively the Intermediate Fund’s Investment Style and Risks

WMS issued quarterly a Recommended List of Investments (renamed “Select Lists of Investments” in mid-2006). The lists were divided into several sections, including Mutual Funds and Alternative Investments, and further categorized by type of investment. To be accepted on the Select List, a fund had to be rated a “buy.”

In 2006, WMS classified the Intermediate Fund in both the Core Plus category in the Mutual Funds section and in the Non-Traditional Mutual Funds category of the Alternative Investments section.

On or about January 17, 2007, WMS notified brokers that the Intermediate Fund had been removed from the “Core Plus” category and classified it solely as a “Non-Traditional Mutual Fund” in the Alternative Investments section.

The January 2007 reclassification was not due to any change in the holdings of the Intermediate Fund, and WMS stated that the reason for the change was that “the type of bonds, investment process, and the liquidity of the holdings has [sic] vast similarities to that of a Non-Traditional fixed income product.” WMS did not further clarify the meaning of “non-traditional” in this context.

WMS also stated that “The Investments Department has suggested for some time that the fund be used in lower allocations as a supplement around the Core Bond Fund holding to help reduce volatility.” This suggested use of the Intermediate Fund was not included in the profiles.

The terms “Non-Traditional Mutual Fund” and “Alternative Investment” suggest different investment styles and products in the financial industry.

The reclassification of the Intermediate Fund solely as an alternative investment caused concern among certain Morgan Keegan brokers who had viewed the fund as a more traditional intermediate bond fund.

B.	WMS’s Recommended Asset Allocation Models Weighted the Intermediate Fund Higher in Conservative Portfolios Than Aggressive Portfolios

During the relevant period, WMS had several proprietary asset allocation models to serve clients with various investment objectives and risk tolerances. Each of these programs had five recommended portfolios, which identified specific investments for allocation within the model portfolio.

The Intermediate Fund was included in all allocations in models for small portfolios ($10,000 minimum) as well as the two most conservative allocations for larger portfolios ($50,000 and $500,000 minimums). By weighting the Intermediate Fund more heavily in conservative model recommendations, Morgan Keegan may have created an impression that the Intermediate Fund was safer than it was.

V.	Morgan Keegan Failed to Establish, Maintain and Enforce Supervisory Systems Reasonably Designed to Prevent Advertising Violations in the Sale of the Intermediate Fund

The Intermediate Fund could only be purchased through Morgan Keegan, and the firm sold over $676 million in 2006 and in 2007. The Intermediate Fund was substantially invested in investment-grade structured products with certain risks that should have been disclosed to investors. Morgan Keegan had a duty to take appropriate steps to ensure that its associated persons understood and informed its customers about the risks of the Intermediate Fund.

Morgan Keegan did not adequately implement and enforce systems or written procedures reasonably designed to ensure that its advertising materials or its internal guidance were accurate and complete as to certain risks of the Intermediate Fund.

A.	Morgan Keegan Failed to Take Reasonable Steps to Ensure WMS Disseminated Fair and Balanced Information

As described above, Morgan Keegan afforded brokers the opportunity to utilize WMS’s research, promotional, and recommendation infrastructure when selling securities to investors. In addition, Morgan Keegan provided promotional material to investors describing its internal fund due diligence arm, WMS, and stating that recommended investments were subjected to rigorous due diligence and ongoing monitoring. The Intermediate Fund remained on WMS’ Select List of Investments through mid-2007, and was covered by a WMS analyst through preferred fund profiles issued by WMS.

The head of the Investments Department stated that compared to other intermediate bond funds, the Intermediate Fund had “lower correlation, higher tracking error and most importantly, far different risks than the broad market and than what most investors would expect from their fixed income portfolio.” As a result, WMS’ opinion was that the Intermediate Fund should be used as a satellite fund around more traditional “core” intermediate bond fund holdings in wealth accumulation portfolios.

After holding out WMS as a valuable resource for information and analysis of recommended securities, Morgan Keegan should have taken steps to ensure that WMS more accurately and effectively communicated certain risks of the Intermediate Fund.

B.	Advertising

Morgan Keegan described the Preferred Fund Profiles as “Compliance Approved,” updated them quarterly, and made them available on the firm’s intranet website to brokers for use with retail investors. The firm substantially revised the “Investment Philosophy” section of the profiles for the Intermediate Fund in late 2006 and again in early 2007 in connection with a wholesale format change. However, the firm did not conduct supervisory review or approval of the profiles for the Intermediate Fund during the relevant period for compliance with FINRA’s advertising rules.

The glossies for the Intermediate Fund were subjected to insufficient firm review consisting of ensuring that the narrative text remained unchanged from version to version and that data and charts had been updated by other personnel. In fall 2007, after the Intermediate Fund had suffered substantial losses, the glossies were changed to more accurately reflect the reference to the fund’s investment objectives.

As a consequence, Morgan Keegan utilized marketing materials that were not fair and balanced, did not provide a sound basis for evaluating the Fund and conveyed that the Intermediate Fund was safer than it was. Further, beginning in March 2007, none of the materials disclosed the effect market conditions were having on the Intermediate Fund.

VI	Morgan Keegan Failed to Take Steps Reasonably Designed to Advise Potential Investors of the Impact of Market Conditions in 2007 on the Intermediate Fund

In 2007, when the values of certain of the Intermediate Fund’s holdings in mortgage backed securities began to negatively impact the fund, the firm failed to take steps reasonably designed to advise of the effect of market conditions or the risks of investing in the fund under then-current market conditions. Morgan Keegan lacked effective systems, policies and procedures reasonably designed to timely warn that the market was affecting the performance of the Intermediate Fund.

Despite the effect of market conditions on the Intermediate Fund, some brokers sold the fund to customers without disclosing the market effects. The head of Morgan Keegan’s retail sales force advised brokers and his own customers to “hold on buy more” of the Regions Morgan Keegan bond funds, including the Intermediate Fund. For example, on August 17, 2007, in response to a customer seeking “reassurance,” the head of Morgan Keegan’s sales force stated:

All is well with [the portfolio manager] and the funds that he manages. The liquidity crises in the bond market caused by the sub prime lending phenomena bled over into bonds of all types, including those owned in the RMK funds. It is temporary and the bonds are still paying and the default rates are still at low levels.

It may take a few months for these prices on bonds to run their course but in the mean time we are still investing the dividends monthly and just building up more shares at even lower prices.

VIOLATIONS

Failure to Provide a Sound Basis to Evaluate the Intermediate Fund; Lack of Fair and Balanced Presentation; Exaggerated Claims — Intermediate Fund Glossies

Violations of NASD Conduct Rules 2110 and 2210(d)

Morgan Keegan distributed glossies regarding the Intermediate Fund that failed to provide a sound basis for evaluating the facts regarding the Intermediate Fund, and were not fair and balanced.

The glossies incorrectly implied that the Intermediate Fund’s primary investment objective was capital preservation and income.

The glossies overstated the Intermediate Fund’s asset class diversification.

The glossies failed to disclose certain information regarding the Intermediate Fund’s investments in securities rated below investment grade or the risks of those investments.

Each advertising glossy for the Intermediate Fund was generally distributed or available to Morgan Keegan customers and otherwise met the definition of “sales literature” in NASD Rule 2210(a)(2).

By distributing sales literature for the Intermediate Fund that contained exaggerated claims, failed to provide a sound basis for evaluating the facts regarding the Intermediate Fund, and were not fair and balanced, Morgan Keegan violated NASD Conduct Rules 2110 and 2210.

Failure to Provide a Sound Basis to Evaluate the Intermediate Fund; Lack of Fair and Balanced Presentation; Exaggerated Claims — Intermediate Fund Profiles

Violations of NASD Conduct Rules 2110 and 2210

Morgan Keegan made available profiles regarding the Intermediate Fund that contained unwarranted information regarding the Intermediate Fund and failed to provide certain information or certain risks of investing in the fund.

The profiles for the Intermediate Fund failed to disclose certain information regarding the risks of investing in asset-backed securities, including the risks of investing in subordinated tranches of structured products, and the risks associated with the portfolio manager’s strategy.

Each of the profiles for the Intermediate Fund was made available to Morgan Keegan customers and otherwise met the definition of “sales literature” in NASD Rule 2210(a)(2).

By making available communications with the public regarding the Intermediate Fund that contained exaggerated claims, were not fair and balanced, and failed to provide a sound basis for evaluating the facts regarding the Intermediate Fund, Morgan Keegan violated NASD Conduct Rules 2110 and 2210.

Omissions of Certain Information Necessary to Provide a Sound Basis to Evaluate the Intermediate Fund and a Fair and Balanced Presentation — Glossies and Profiles Regarding the Intermediate Fund

Violations of NASD Conduct Rules 2110 and 2210

Morgan Keegan distributed glossies regarding the Intermediate Fund during the relevant period. Morgan Keegan made available profiles regarding the Intermediate Fund during the relevant period.

During 2007, market conditions were having a negative effect on the performance of the Intermediate Fund.

The glossies and profiles related to the Intermediate Fund failed to disclose certain information concerning the effect of market conditions on the fund.

By distributing communications with the public that omitted discussion of certain specific market conditions necessary to provide a sound basis to evaluate the Intermediate Fund and a fair and balanced presentation affecting the Intermediate Fund, Morgan Keegan violated NASD Conduct Rules 2110 and 2210.

Failure to File Intermediate Fund Profiles with FINRA

Violations of NASD Conduct Rules 2110 and 2210(c)

During the relevant period, Morgan Keegan prepared quarterly Preferred Fund Profiles for the Intermediate Fund.

Morgan Keegan never submitted the Intermediate Fund profiles used during the relevant period to FINRA for review.

Each of the Intermediate Fund profiles was generally distributed or available to Morgan Keegan customers and otherwise met the definition of “sales literature” in NASD Rule 2210(a)(2).

By distributing sales literature concerning registered companies without filing such materials with FINRA, Morgan Keegan violated NASD Conduct Rules 2110 and 2210(c).

Failure to Establish, Maintain, and Enforce an Adequate Supervisory System, Including Written Supervisory Procedures, Reasonably Designed to Achieve Compliance with NASD Rules

Violation of NASD Conduct Rules 3010(a), 3010(b), and 2110

A.	Advertising and Guidance Regarding the Intermediate Fund

Morgan Keegan recommended the Intermediate Fund through its Select List of Investments and undertook to provide thorough due diligence, investment advice, and timely performance updates on the fund. The Intermediate Fund was substantially invested in asset-backed securities with certain risks that should have been effectively disclosed to investors.

Morgan Keegan’s supervisory system and written procedures were not reasonably designed to ensure that its Intermediate Fund profiles, or the Intermediate Fund glossies disclosed certain information as to risk and did not contain exaggerated claims. As a result, Morgan Keegan failed to adequately describe the nature, holdings and certain risks of the Intermediate Fund.

By failing to adequately supervise the review and dissemination of advertising material, Morgan Keegan failed to establish, maintain, and enforce an adequate supervisory system, including written supervisory procedures, reasonably designed to achieve compliance with NASD rules in the sale of the Intermediate Fund in violation of NASD Conduct Rules 3010(a), 3010(b), and 2110.

B.	The Effect of Market Conditions in 2007 on the Intermediate Fund

Beginning in 2007, when the particular risks associated with the Intermediate Fund’s holdings began to negatively impact the holdings in the fund, the firm failed to take steps reasonably designed to revise its advertising materials to inform of the effect of market conditions or the specific risks of investing in the fund under the then current market conditions.

Morgan Keegan failed to timely revise advertising materials to reflect the impact of market conditions on the Intermediate Fund. Accordingly, Morgan Keegan failed to establish, maintain, and enforce an adequate supervisory system, including written supervisory procedures, reasonably designed to achieve compliance with the advertising rules in the sale of the Intermediate Fund in violation of NASD Conduct Rules 3010(a), 3010(b), and 2110.

B.	Morgan Keegan also consents to the imposition of the following sanctions:

A censure and the following undertakings:

1.

Restitution. Morgan Keegan, in resolution of this matter and related matters with the United States Securities and Exchange Commission (Administrative Proceeding No. 3-13847), FINRA and the following states: Alabama (SC-2010-0016); Kentucky (Agency Case No. 2010-AH-021/Administrative Action No. 10-PPC0267); Mississippi (Administrative Proceeding File No. S-08-0050); South Carolina (File No. 08011); and Tennessee (Docket No. 12.06-107077J/Order No. 11-005) (collectively the “State Proceedings”), shall pay the total sum of $200,000,000 for the benefit of investors.[1] Morgan Keegan shall provide FINRA with proof of payment.

2.

Independent Consultant and Training. Pursuant to the Administrative Consent Order in the State Proceedings, Morgan Keegan has consented to the retention of an Independent Consultant to perform certain reviews as called for therein. Similarly, the Administrative Consent Order in the State Proceedings calls for specified training of Morgan Keegan registered representatives. Those provisions are adopted and incorporated as part of this AWC.

II.

WAIVER OF PROCEDURAL RIGHTS

Morgan Keegan specifically and voluntarily waives the following rights granted under FINRA’s Code of Procedure:

[1]

Although all $200,000,000 is being paid for the benefit of investors, $100,000,000 of this sum is being designated pursuant to the SEC Administrative Proceeding as follows: disgorgement of $20,500,000, prejudgment interest of $4,500,000 and a civil penalty of $75,000,000.

A.	To have a Complaint issued specifying the allegations against it;

B.	To be notified of the Complaint and have the opportunity to answer the allegations in writing;

C.	To defend against the allegations in a disciplinary hearing before a hearing panel, to have a written record of the hearing made and to have a written decision issued; and

D.	To appeal any such decision to the National Adjudicatory Council (“NAC”) and then to the U.S. Securities and Exchange Commission and a U.S. Court of Appeals.

Further, Morgan Keegan specifically and voluntarily waives any right to claim bias or prejudgment of the General Counsel, the NAC, or any member of the NAC, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including acceptance or rejection of this AWC.

Morgan Keegan further specifically and voluntarily waives any right to claim that a person violated the ex parte prohibitions of FINRA Rule 9143 or the separation of functions prohibitions of FINRA Rule 9144, in connection with such person’s or body’s participation in discussions regarding the terms and conditions of this AWC, or other consideration of this AWC, including its acceptance or rejection.

III.

OTHER MATTERS

Morgan Keegan understands that:

A.

Submission of this AWC is voluntary and will not resolve this matter unless and until it has been reviewed and accepted by the NAC, a Review Subcommittee of the NAC, or the Office of Disciplinary Affairs (“ODA”), pursuant to FINRA Rule 9216;

B.	If this AWC is not accepted, its submission will not be used as evidence to prove any of the allegations against Morgan Keegan; and

C.	If accepted;

1.	this AWC will become part of Morgan Keegan’s permanent disciplinary record and may be considered in any future actions brought by FINRA or any other regulator against Morgan Keegan;

2.	this AWC will be made available through FINRA’s public disclosure program in response to public inquiries about Morgan Keegan’s disciplinary record;

3.	FINRA may make a public announcement concerning this agreement and the subject matter thereof in accordance with FINRA Rule 8313; and

4.

Morgan Keegan may not take any action or make or permit to be made any public statement, including in regulatory filings or otherwise, denying, directly or indirectly, any finding in this AWC or create the impression that the AWC is without factual basis. Morgan Keegan may not take any position in any proceeding brought by or on behalf of FINRA, or to which FINRA is a party, that is inconsistent with any part of this AWC. Nothing in this provision affects Morgan Keegan’s right to take legal or factual positions in litigation or other legal proceedings in which FINRA is not a party.

D.

Morgan Keegan may attach a Corrective Action Statement to this AWC that is a statement of demonstrable corrective steps taken to prevent future misconduct. Morgan Keegan understands that it may not deny the charges or make any statement that is inconsistent with the AWC in this Statement. This Statement does not constitute factual or legal findings by FINRA, nor does it reflect the views of FINRA or its staff.

The undersigned, on behalf of Morgan Keegan, certifies that a person duly authorized to act on its behalf has read and understands all of the provisions of this AWC and has been given a full opportunity to ask questions about it; that Morgan Keegan has agreed to its provisions voluntarily; and that no offer, threat, inducement, or promise of any kind, other than the terms set forth herein and the prospect of avoiding the issuance of a Complaint, has been made to induce the Firm to submit it.

6/3/2011	Morgan Keegan & Co., Inc.
Date (mm/dd/yyyy)	Respondent

Morgan Keegan & Company, Inc.

	By:	/s/ James T. Ritt
James T. Ritt
General Counsel

Reviewed by:

/s/ Peter J. Anderson
Peter J. Anderson
Counsel for Respondent
Sutherland Asbill & Brennan LLP
999 Peachtree Street, NE
Atlanta, Georgia 30309-3996
Phone: 404.853.8414

Accepted by FINRA:

6/22/2011 Date	Signed on behalf of the Director of ODA, by delegated authority

/S/ DAVID R. SONNENBERG
David Sonnenberg
Vice President and Head of Litigation
FINRA Department of Enforcement
1801 K Street, N.W. Suite 800
Washington, DC 20006-1500
[Phone Number; Fax Number]